Exhibit 99.1

JCPENNEY REPORTS OCTOBER SALES

PLANO, Texas, Nov. 5, 2009 -- J. C. Penney Company, Inc. (NYSE:JCP) reported that comparable store sales for the four-week period ended Oct. 31, 2009, decreased 4.5 percent, slightly better than the Company’s guidance for sales to decrease 5 to 8 percent.  In last year’s October period, comparable store sales decreased 13.0 percent.  Total Company sales in October decreased 3.5 percent.

Women’s apparel and shoes were the top performing merchandise divisions in October, while fine jewelry continued to experience weaker sales.  The southwest region was the best performing region in October, and the southeast region had the softest sales during the month.  The Company experienced sales that were better than expectations during the first two weeks of the period, but sales turned softer and were below expectations the final week.

Preliminary October Sales Summary
($ in millions)

	Total Company Sales		% Increase/(Decrease)
	for period ended		Total Sales		Comp Stores
	Oct. 31,	Nov. 01,
	2009	2008	2009	2008	2009	2008

4 Weeks	$ 1,313	$ 1,361	(3.5)	(11.8)	(4.5)	(13.0)

13 Weeks	$ 4,179	$ 4,318	(3.2)	(8.7)	(4.6)	(10.1)

39 Weeks	$ 12,006	$ 12,727	(5.7)	(5.5)	(7.2)	(7.3)

November Sales Outlook and Updated Third Quarter Earnings Guidance

Management’s guidance for the four-week period ending Nov. 28, 2009, is for a 4 to 7 percent decrease in comparable store sales, compared to an 11.9 percent decrease in last year’s November period.

Management now expects third quarter earnings to be in the range of $0.10 to $0.11 per share, including a charge of approximately $0.03 per share, primarily related to non-recurring real estate impairments.  The Company’s most recent guidance was for third quarter earnings to be in the range of $0.03 to $0.10 per share.

Third Quarter Earnings Release

JCPenney will release its third quarter financial results before the market opens on Friday, Nov. 13, 2009.   Management will host a live conference call and real-time webcast on Nov. 13, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial 877-407-0778, or 201-689-8565 for international callers, and reference the JCPenney Third Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code 286, conference ID number 328509.  The live webcast may be accessed via JCPenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

Sales Conference Call Recording (8:30 a.m. ET) -- (877) 793-7778

For further information, contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart (972) 431-3400;
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day

Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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